Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Abercrombie & Fitch. Co
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457 (h)	315,000	$15.15	$4,772,250	$92.70 per $1,000,000	$442.39
Total Offering Amounts					$4,772,250		$442.39
Total Fee Offsets							—
Net Fee Due							$442.39

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also also cover any additional shares of the registrant’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) which may become issuable under the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates, as amended, by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt Common Stock of Abercrombie & Fitch Co. (the “Registrant”) as specified in such anti-dilution provisions.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and computed on the basis of the average of the high and low sales prices for a share of Class A Common Stock of the Registrant as reported on the New York Stock Exchange on August 30, 2022.